EXHIBIT 10.2

T D A M E R I T R A D E H O L D I N G
C O R P O R A T I O N M A N A G E M E N T
I N C E N T I V E P L A N
(February 18, 2016 Amendment and Restatement)
SECTION 1
BACKGROUND, PURPOSE AND DURATION
1.1  Effective Date.  The Plan was approved by the shareholders of the Company at the 2007 Annual Meeting of the Stockholders of the Company and reapproved at the 2011 and 2016 Annual Meeting of Stockholders, effective as of November 20, 2015 (the "Amended Effective Date"),
1.2  Purpose of the Plan.  The Plan is intended to increase shareholder value and the success of the Company by motivating key executives (1) to perform to the best of their abilities, and (2) to achieve the Company's objectives. The Plan's goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to the performance of the Company. The Plan is intended to permit the payment of bonuses that are intended to qualify as performance-based compensation under section 162(m) of the Code.
SECTION 2
DEFINITIONS
The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:
2.1 "Actual Award" means as to any Performance Period, the actual amount (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee's authority under Section 3.6 to eliminate or reduce the award otherwise determined by the Payout Formula.
2.2 "Affiliate" means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

2.3 "Base Salary" means as to any Performance Period, the Participant's annualized salary rate on the last day of the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to any Company or Affiliate sponsored deferred compensation plan.
2.4 "Board" means the Board of Directors of the Company.
2.5 "Code" means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
2.6 "Committee" means the HR and Compensation Committee of the Board, or any other committee appointed by the Board (pursuant to Section 5.1) to administer the Plan.
2.7 "Company" means TD Ameritrade Holding Corporation, a Delaware corporation, or any successor thereto.
2.8 "Determination Date" means the latest possible date that will not jeopardize a Target Award or Actual Award's qualification as performance-based compensation under section 162(m) of the Code.
2.9 "Disability" means, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receipt by a Participant of income replacement benefits for a period of not less than three (3) months under an applicable disability benefit plan of the Company or an Affiliate.
2.10 "Employee" means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.11 "Fiscal Year" means the fiscal year of the Company.
2.12 "Fiscal Quarter" means a fiscal quarter of the Company.
2.13 "Maximum Award" means as to any Participant for all Performance Periods ending during a Fiscal Year, $25 million. The Maximum Award is the maximum amount that may be earned by a Participant for all Performance Periods ending during that Fiscal Year.
2.14 "Participant" means as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.
2.15 "Payout Formula" means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.
2.16 "Performance Goals" means the goal(s) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (i) cash flow, (ii) client growth (assets or accounts), (iii) client satisfaction, (iv) earnings (v) economic value added, (vi) expense control, (vii)  income, (viii) revenue, (ix) market share, (x) product quality, (xi) total stockholder return, and (xii) working capital. Any Performance Goal used may be measured (1) in absolute terms, (2) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (3) in relative terms (including, but not limited to, as compared to results for other periods of time, against financial metrics, and/or against another company, companies or an index or indices), (4) on a per-share or per-capita basis, (5) against the performance of the Company as a whole or a specific business unit(s), business segment(s) or product(s) of the Company, and/or (6) on a pre-tax or after-tax basis. The

Committee, in its discretion, will determine (no later than the Determination Date) whether any significant element(s) or item(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participants (for example, but not by way of limitation, the effect of mergers and acquisitions). As determined in the discretion of the Committee, achievement of Performance Goals for a particular Award may be calculated in accordance with the Company's financial statements, prepared in accordance with generally accepted accounting principles, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results.
2.17 "Performance Period" means any period of time not shorter than a fiscal quarter or longer than twenty consecutive fiscal quarters (or five fiscal years), as determined by the Committee in its sole discretion.
2.18 "Plan" means the TD Ameritrade Holding Corporation Management Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.
2.19 "Retirement" means, with respect to any Participant, a Termination of Employment after attaining at least age 55 and after having at least ten (10) years of continuous service with the Company or any Affiliate.
2.20 "Shares" means shares of the Company's common stock.
2.21 "Target Award" means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary, a specific dollar amount, or a result of a formula or formulae, as determined by the Committee in accordance with Section 3.3.
2.22 "Termination of Employment" means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.
SECTION 3
SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS
3.1  Selection of Participants.  The Committee, in its sole discretion, shall select the Employees who shall be Participants for any Performance Period. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.
3.2  Determination of Performance Goals.  The Committee, in its sole discretion, shall establish the Performance Goal(s) for each Participant for the Performance Period. Such Performance Goal(s) shall be set forth in writing.
3.3  Determination of Target Awards.  The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant's Target Award shall be set forth in writing.
3.4  Determination of Payout Formula or Formulae.  On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant's Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant's Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event shall a Participant's Actual Award(s) exceed his or her Maximum Award.

3.5  Date for Determinations.  The Committee shall make all determinations under Section 3.1 through 3.4 on or before the Determination Date.
3.6  Determination of Actual Awards.  After the end of each Performance Period, the Committee shall certify in writing (for example, in meeting minutes) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded, as determined by the Committee. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee, subject to the following. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (a) eliminate or reduce the Actual Award payable to any Participant below the amount that otherwise would be payable under the Payout Formula, and (b) determine whether or not a Participant will receive an Actual Award in the event the Participant incurs a Termination of Employment prior to the date the Actual Award is to be paid pursuant Section 4.2 below.
SECTION 4
PAYMENT OF AWARDS
4.1  Right to Receive Payment.  Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company or the Affiliate that employs the Participant (as the case may be), as determined by the Committee. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant's claim of any right to payment of an Actual Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.
4.2  Timing of Payment.  Subject to Section 3.6, payment of each Actual Award shall be made as soon as administratively practicable, but in no event later than (a) the 15th day of the third month following the end of the Company's taxable year in which the Performance Period has ended, or (b) March 15th of the calendar year following the calendar year in which the applicable Performance Period has ended.
4.3  Form of Payment.  Each Actual Award normally shall be paid in cash (or its equivalent) in a single lump sum. However, the Committee, in its sole discretion, may declare any Actual Award, in whole or in part, payable in Shares of restricted stock, restricted stock units and/or options granted under one of the Company's stock plans. The number of Shares of restricted stock and/or restricted stock units granted shall not exceed the cash amount foregone divided by the fair market value of a Share on the date that the cash payment otherwise would have been made, rounded down to the nearest whole number of shares. For this purpose, "fair market value" shall have the same meaning as provided by the applicable Company stock plan under which the award shall be granted. The number of options granted shall generally be determined by dividing the cash amount foregone by an option pricing model determined by the Committee (e.g., Black-Scholes), rounded down to the nearest whole number of shares. Any restricted stock, restricted stock units or options so awarded may be subject to such additional vesting over a period of not more than four years, and/or be subject to additional vesting conditions, including specifically additional Performance Goals, all as determined by the Committee in its sole discretion. The number of Shares of restricted stock and/or restricted stock units granted pursuant to this Section 4.3 may be increased if such new award is granted by the Committee subject to Performance Goals and decreased at the discretion of the Committee, provided that any increase otherwise meets all the performance-based compensation requirements of section 162(m) of the Code. For the avoidance of doubt, nothing in this Plan precludes the Committee from granting to any Employee any other awards under any Company stock plan, so long as such grants are consistent with the applicable stock plan and applicable law.
4.4  Payment in the Event of Death or Disability.  If a Participant dies, or is determined to have a Disability, prior to the payment of an Actual Award that was scheduled to be paid to him or her prior to death, or the determination of a Disability, for a prior Performance Period, the Award shall be paid, in the case of death, to his or her estate, and in the case of Disability, to the Participant or any other person authorized under applicable law.
4.5  Forfeiture or Repayment in Connection with Certain Events.
(a) Forfeiture or Repayment.  Notwithstanding any contrary provision of the Plan or the terms of any written agreement between the Company and the Participant (including specifically any written employment, severance or change in control agreement), if the Committee determines (in its sole discretion, but acting in good faith) that a Clawback Event has occurred at any time while an individual who participated in the Plan was an Employee and, with respect to each Target Award and Actual Award, such determination is made no later than three (3) years following the later of (i) the end of the applicable Performance Period or, (ii) the date of grant of the Shares of restricted stock, restricted stock units and/or options issued to the Affected Participant in payment of the Actual Award for such Performance Period, then: (i) with respect to the Performance Period then in effect, if the Affected Participant is currently participating in the Plan, participation in the Plan may, in the sole discretion of the Committee, immediately cease, in which case the Affected Participant will have no further rights or interest in his or her Target Award; (ii) with respect to any Performance Period that has ended, but for which any Actual Award has not yet been paid in full to the Affected Participant, the Committee may, in its discretion, reduce or eliminate the unpaid portion of the Actual Award; and (iii) each Actual Award to which this Section 4.5 applies that has previously been paid to the Affected Participant must, if required by the Committee, in its sole discretion, be repaid to the Company. The portion of the Actual Award paid to the Affected Participant in cash must be repaid to the Company in cash. The manner in which the portion, if any, of the Actual Award paid to the Affected Participant in Shares of restricted stock, restricted stock units and/or options granted under one of the Company's stock plans must be repaid to the Company will be governed by the terms and conditions of the applicable award agreement for such Shares of restricted stock, restricted stock units and/or options. For the portion of the Actual Award that must be repaid in cash, if the Affected Participant refuses to make such payment, the Company will, if directed by the Committee, in its sole discretion, and subject to applicable law (including any Code Section 409A considerations), recover such payment and, if applicable, the amount of its court costs, attorneys' fees and other costs and expenses incurred in connection with enforcing this Section 4.5 by (w) reducing the amount that would otherwise be payable to the Affected Participant under any compensatory plan, program or arrangement maintained by the Company or any Affiliate, (x) withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company's (or its Affiliate's) otherwise applicable compensation practices, (y) reducing any severance benefits that would otherwise be payable or provided to the Affected Participant under any plan, program or arrangement maintained or entered into by the Company or any Affiliate (including specifically under any employment or severance agreement) or (z) by any combination of the foregoing.
(b) Discretion to Reduce Amount Subject to Forfeiture or Repayment.  In the event of a Clawback Event described in subsection (c)(iii)(A) of this Section 4.5, the Committee may, in its sole discretion, limit the amount to be recovered from the Affected Participant to the amount by which the Actual Award exceeded the amount that would have been payable to the Affected Participant had the financial statements been initially filed as restated, as determined by the Committee in accordance with the terms and conditions of the Plan. In the event the Committee exercises such discretion, the Committee will have the discretion to determine how the amount to be recovered will be allocated among the portion, if any, of the Actual Award paid in cash and the portion, if any, of the Actual Award paid in Shares of restricted stock, restricted stock units and/or options granted under one of the Company's stock plans.
(c) Definitions.
(i) For purposes of this Section 4.5, "Affected Participant" shall mean an individual who is or was a Participant with respect to whom the Committee has determined that a Clawback Event has occurred, regardless of whether the individual is a Participant or Employee at the time of such determination.
(ii) For purposes of this Section 4.5, "Change of Control" shall have the same meaning as the term "Change in Control" under the Company's Long-Term Incentive Plan.
(iii) For purposes of this Section 4.5, "Clawback Event" shall mean the occurrence of any of the following: (A) any of the Company's financial statements are required to be restated resulting from fraud or willful misconduct by the Affected Participant or any other person, provided that the Affected Participant knew or should have known of such fraud or willful misconduct; (B) any act of fraud, negligence or breach of fiduciary duty by the Affected Participant or any other person, provided that the Affected Participant knew or should have known of such fraud, negligence or breach of fiduciary, which act results in material loss, damage or injury to the Company; or (C) any other event or situation that is covered by the Company's clawback policy as it may be established and/or amended from time to time.
(d) Restrictions on Sale of Stock Pending Determination of Clawback Event.  If the Company reasonably believes that a Clawback Event has occurred, the Company may, in its sole discretion, restrict the Affected Participant's ability to directly or indirectly sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, swap, hedge, transfer, or otherwise dispose of any shares of Company common stock held by the Affected

Participant in his or her Company brokerage account (whether issued in connection with an Actual Award or otherwise) pending a final determination by the Committee that a Clawback Event has or has not occurred. Such determination shall be made as soon as administratively practicable but in no event will the Affected Participant be restricted in accordance with the preceding sentence for more than that period of time that the Committee determines is reasonably necessary to determine the existence of a Clawback Event. The Company shall have no responsibility or liability for any fluctuations that occur in the price of the Company's common stock or for any potential loss or gain the Affected Participant could have realized from the sale of his or her shares of Company common stock during the period of time in which the Affected Participant is restricted in accordance with this Section 4.5(d).
(e) Applicability and Expiration.  This Section 4.5 shall not apply to Actual Awards paid prior to the Amended Effective Date. Further, this Section 4.5 shall expire and have no further force or effect upon a Change of Control (except to the limited extent required by the Dodd-Frank Wall Street Reform and Consumer Protection Act). Solely with respect to this Section 4.5, a "Change of Control" shall not be deemed to have occurred if the Company's outstanding Shares or substantially all of the Company's assets are purchased by TD Bank Financial Group.
(f) No Waiver.  Any failure by the Company to assert the forfeiture and repayment rights under this Section 4.5 with respect to specific claims against the Affected Participant shall not waive, or operate to waive, the Company's right to later assert its rights hereunder with respect to other or subsequent claims against the Affected Participant.
(g) No Limitation on Remedies.  The Company's forfeiture and repayment rights under this Section 4.5 shall be in addition to, and not in lieu of, actions the Company may take to remedy or discipline any misconduct by the Affected Participant including, but not limited to, termination of employment or initiation of appropriate legal action.
SECTION 5
ADMINISTRATION
5.1  Committee is the Administrator.  The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) members of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an "outside director" under section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.
5.2  Committee Authority.  It shall be the duty of the Committee to administer the Plan in accordance with the Plan's provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) bifurcate the Plan and treat Participants differently as provided by Section 8.1, (f) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (g) interpret, amend or revoke any such rules.
5.3  Decisions Binding.  All interpretations, determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

5.4  Delegation by the Committee.  The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may delegate its authority and powers only to the extent that the delegation would not jeopardize the qualification of an award as performance-based compensation under section 162(m) of the Code (with respect to awards that are intended to so qualify).
SECTION 6
GENERAL PROVISIONS
6.1  Tax Withholding.  The Company shall withhold all applicable taxes (and any other required amounts) from any payment, including (but not limited to) any federal, Federal Insurance Contributions Act (FICA), state, and local taxes.
6.2  No Effect on Employment.  Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to terminate any Participant's employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Employment. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during or after a Performance Period such exercise occurs, to terminate any individual's employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.
6.3  Participation.  No Employee shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award. Participation in this Plan shall not give any Employee the right to participate in any other benefit, stock or deferred compensation plan of the Company or any Affiliate.
6.4  Indemnification.  Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.
6.5  Successors.  All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.
6.6  Beneficiary Designations.  If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid award shall be paid in the event of the Participant's death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.
6.7  Nontransferability of Awards.  No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6.6. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.
6.8  Deferrals.  The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.
SECTION 7
AMENDMENT, TERMINATION AND DURATION
7.1  Amendment, Suspension or Termination.  The Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Target Award theretofore granted to such Participant. No award may be granted during any period of suspension or after termination of the Plan.
7.2  Duration of the Plan.  The Plan shall commence on the date specified herein, and subject to Section 7.1 (regarding the Board's right to amend or terminate the Plan), shall remain in effect thereafter.
SECTION 8
LEGAL CONSTRUCTION
8.1  Section 162(m) Conditions; Bifurcation of Plan.  It is the intent of the Company that the Plan and the awards paid under the Plan to Participants who are or may become persons whose compensation is subject to section 162(m)

of the Code, satisfy any applicable requirements of section 162(m) of the Code. Any provision, application or interpretation of the Plan inconsistent with this intent shall be disregarded. The provisions of the Plan may be bifurcated by the Board or the Committee at any time so that certain provisions of the Plan, or any award, required in order to satisfy the requirements of section 162(m) of the Code are only applicable to Participants whose compensation is subject to section 162(m) of the Code.
8.2  Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
8.3  Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
8.4  Requirements of Law.  The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
8.5  Governing Law.  The Plan and all awards shall be construed in accordance with and governed by the laws of the State of Nebraska, but without regard to its conflict of law provisions.
8.6  Section 409A of the Code.  It is intended that all bonuses payable under this Plan will be exempt from the requirements of Section 409A of the Code pursuant to the "short-term deferral" exemption or, in the alternative, will comply with the requirements of Section 409A so that none of the payments and benefits to be provided under this Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein shall be interpreted to so comply or be exempt. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of

Section 1.409A-2(b)(2) of the Treasury Regulations. The Company may, in good faith and without the consent of any Participant, make any amendments to this Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to the Participant. However, in no event will the Company pay or reimburse a Participant for any taxes or other costs that may be imposed on the Participant as a result of Section 409A.
8.7  Bonus Plan.  The Plan is intended to be a "bonus program" as defined under U.S. Department of Labor regulation section 2510.3-2(c) and shall be construed and administered by the Company in accordance with such intention.
8.8  Captions.  Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.